                                                                     EXHIBIT 4.1

                              [SIMCALA LETTERHEAD]




April 18, 2001

The Bank of New York
101 Barclay Street, 21st Floor
New York, New York 10286


         Re:  Notice of Defaulted Interest Payment and Officer's Certificate

Ladies and Gentlemen:

Pursuant to Section 4.04 of the Indenture (the "Indenture") dated as of March 31, 1998 by and between SAC Acquisition Corp., as Acquirer of Simcala, Inc. (the "Company"), and The Bank of New York (as successor trustee to IBJ Schroder Bank & Trust Company)(the "Trustee"), the Company hereby notifies Trustee that the Company has defaulted on the payment of interest due on the 9-5/8% Senior Notes due 2006 (the "Notes"). The present installment of interest on the Notes was due on or before April 16, 2001. Enclosed please find an Officers' Certificate executed by C. Edward Boardwine and R. Myles Cowan describing the nature of the default and the action the Company intends to take with respect thereto.

Please note that Section 6.01(a) of the Indenture provides that failure to make a timely payment of the interest due on the Notes does not constitute an Event of Default unless such default continues for a period of 30 days. The Company proposes to make a payment of all of the defaulted interest, plus interest payable on the defaulted interest (at the rate of 10-5/8% per annum), on each Note on Tuesday, May 15, 2001 (the "Payment Date"). The special record date for payment of the defaulted interest, and for interest payable on the defaulted interest, shall be Friday, May 4, 2001 (the "Special Record Date").

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                                    SIMCALA




Pursuant to Section 2.12 of the Indenture, the Company must mail or cause the Trustee to mail to Holders of the Notes a notice stating the Payment Date, the Special Record Date, and the amount of interest to be paid. Enclosed please find a proposed notice to the Holders including that information. As the notice must be mailed no less than 15 days before the Special Record Date, we will require your immediate assistance to distribute the notice no later than this Thursday, April 19, 2001, and hereby request that you deliver such notice to all Holders of recorded on such date.

Thank you for your assistance with respect to this matter.

Very truly yours,

SIMCALA, INC.


By: /s/ R. Myles Cowan
    ------------------------------------------------
    R. Myles Cowan
    Chief Financial Officer

                             OFFICERS' CERTIFICATE


         We, C. Edward Boardwine and R. Myles Cowan, certify that we are the Chief Executive Officer and Chief Financial Officer, respectively, of Simcala, Inc., a Delaware corporation (the "Company"), and that, as such, we are authorized to execute this Officers' Certificate on behalf of the Company, and do hereby further certify that:

         1.       We are delivering this Officers' Certificate pursuant to
                  Section 4.04(c) of that certain Indenture dated as of March 31, 1998 (the "Indenture") between the Company and The Bank of New York, as Trustee (f/k/a IBJ Schroder Bank & Trust Company) pursuant to which the Company has issued its 9-5/8% Senior Notes (the "Notes");

         2.       We have reviewed the applicable provisions of the Indenture;

         3. We have, in our opinion, made such examination and inquiry as is necessary to enable us to make the certifications set forth herein;

         4. On April 16, 2001, the Company failed to make a timely payment of interest on the Notes which constitutes a Default (but not an Event of Default) under the Indenture;

         5. Pursuant to Section 2.12 of the Indenture, the Company has established a proposed new payment date of May 15, 2001, at which time the Company intends to pay to the Holders (as that term is defined in the Indenture) as of a special record date of May 4, 2001, all of the defaulted interest, plus interest payable on the defaulted interest calculated at a rate of 10-5/8% per annum;

         6 The Company shall deliver notice specifying the special record date, the proposed new payment date, and the amount of interest to be paid to all Holders no later than Thursday, April 19, 2001; and

         7 The taking of the foregoing actions will cure the Default that has occurred within the applicable grace period set forth in the Indenture such that no Event of Default shall occur.

         IN WITNESS WHEREOF, we have executed this Certificate and affixed the seal of the Company this 18th day of April, 2001.
                         ----

                                   SIMCALA, INC.


                                   By: /s/ C. Edward Boardwine
                                       -----------------------------------------
                                       C. Edward Boardwine, Chief Executive
                                       Officer


                                   By: /s/ R. Myles Cowan
                                       -----------------------------------------
                                       R. Myles Cowan, Chief Financial Officer

                              [SIMCALA LETTERHEAD]



April 19, 2001

         RE:  9-5/8% SENIOR NOTES DUE 2006 ISSUED BY SIMCALA, INC.

To the Holders of the below-referenced Notes:

Reference is made to that certain Indenture dated as of March 31, 1998 (the "Indenture") by and between SAC Acquisition Corp., as Acquirer of Simcala, Inc. (the "Company"), and The Bank of New York (as successor trustee to IBJ Schroder Bank & Trust Company) (the "Trustee"), pursuant to which the Company issued its 9-5/8% Senior Notes due 2006 (the "Notes").

On April 16, 2001, the Company failed to pay the installment of interest on the Notes in the amount of $3,609,375.00 that was then due and payable on the Notes.

The Company intends to pay this installment of interest in full on May 15, 2001, together with post-default interest on such past-due interest at the rate of 10-5/8% per annum. Accordingly, and pursuant to Section 2.12 of the Indenture, the Company hereby establishes (i) a new payment date of May 15, 2001 (the "Payment Date") for the payment of such past-due interest (and interest thereon) and (ii) a special record date for such payment (the "Special Record Date") of May 4, 2001. On the Payment Date, the Company intends to pay to all Holders of record as of the Special Record Date the above amount of such past-due interest, plus interest on the defaulted interest (calculated at the rate of 10-5/8% per annum) equal to $31,958.01. Such payment shall be made in the same manner as prior payments of interest on the Notes.

For further information regarding the payment, you may call The Bank of New York at 800-438-5473.

Very truly yours,

SIMCALA, INC.


By: /s/ R. Myles Cowan
    ------------------
R. Myles Cowan
Chief Financial Officer


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P.O. Box 68                                                Phone: (334) 215-7560
Ohio Ferro-Alloys Road                                       Fax: (334) 216-8969
Mt. Meigs, Alabama 36057